Exhibit 99.1


                                      Bethlehem Steel Corporation
                                      Corporate Communications Division
                                      Public Affairs Department
                                      1170 Eighth Avenue
                                      Bethlehem, PA  18016-7699
                                      (610) 694-3711 - Phone
                                      (610) 694-1509 - Fax
                                      Internet Homepage Address
                                      http://www.bethsteel.com



FOR IMMEDIATE RELEASE
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         Bethlehem Steel to Close Pipe Mill Facility in Steelton, Pa.

         BETHLEHEM, Pa., August 27, 2002 -- Bethlehem Steel announced today that it will permanently close its facilities for producing large-diameter pipe in Steelton, Pa. The company cited lack of orders as the reason for the closure.

         "Doing all we can to become competitive will drive our efforts as we retool Bethlehem Steel for the 21st century," said Robert S. "Steve" Miller, chairman and chief executive officer of Bethlehem Steel Corporation. "Closing or selling underperforming facilities will help Bethlehem Steel restructure to become a viable, stand-alone company. In addition, tariff exclusions granted on August 22 by the International Trade Commission and U.S. Department of Commerce will allow 100,000 tons of X70 grade line pipe into this market, further affecting the integrity of the Section 201 relief."

         The large diameter pipe mill had been in operation in its current configuration since the early 1960s. The mill is a U-O-E type facility with the capability to produce diameters from 20-inch OD to 42-inch OD in 0.281-inch to 1.000-inch gage in ASTM grades and API grades up to X70. The mill has participated in many pipeline construction projects over the last three decades. Due to a lack of orders, the mill has been idle since June 1999.

         As a result of the closing, Bethlehem will record a $2.5 million charge in the third quarter of 2002 to account for the cost of ongoing benefits for eligible employees. There will be no additional charges for plant and equipment because those assets had been previously written off. Bethlehem is initiating a marketing effort to sell the facilities.

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Media Contact:
Robert W. Bilheimer
610-694-3711
Public Affairs Department
Bethlehem Steel Corporation

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